Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Lynda L. Glass
717.339.5085

ACNB CORPORATION REPORTS
2008 SECOND QUARTER EARNINGS

GETTYSBURG, PA, August 4—ACNB Corporation reported year-to-date net income of $4,538,000 for the six months ended June 30, 2008, compared to $3,732,000 over the same six-month period in 2007, an increase of $806,000 or 22%. Net income on a per share basis amounted to $.76 for the first half of 2008 and was $.62 for the same period in 2007.

The Corporation reported net income of $2,330,000 for the three months ended June 30, 2008, compared to $1,876,000 for the same quarter in 2007, or a 24% increase over the comparable period of 2007. Net income on a per share basis amounted to $.39 for the second quarter of 2008 and was $.31 for the same period in 2007.

Dividends paid to ACNB Corporation shareholders for the second quarter of 2008 totaled $1,138,000, or $.19 per share. This cash dividend of $.19 per share was paid on June 13, 2008, to shareholders of record on May 30, 2008. Aggregate dividends paid to shareholders year-to-date in 2008 were $2,277,000, or $.38 per share, as of June 30, 2008 compared to $2,283,000, or $.38 per share, as of June 30, 2007.

Total assets of ACNB Corporation on June 30, 2008, were $931 million—a decrease of 7% from June 30, 2007. Total deposits increased slightly over the previous year to $695 million. Total loans rose by 10% to $598 million, as compared to June 30, 2007. A 7% increase in shareholders’ equity resulted in an aggregate of $84.2 million on June 30, 2008.

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ACNB Corporation, headquartered in Gettysburg, PA, is the financial holding company for the wholly-owned subsidiaries of Adams County National Bank, Gettysburg, PA, and Russell Insurance Group, Inc., Westminster, MD. Originally founded in 1857, Adams County National Bank serves its marketplace via a network of eighteen retail banking offices located throughout Adams County, PA, and in Dillsburg and Hanover, York County, PA, as well as a Chambersburg Loan Office in Franklin County, PA. Farmers National Bank of Newville, a division of Adams County National Bank, serves customers at three retail banking offices in the Newville, Cumberland County, PA, area. Russell Insurance Group, Inc. offers a broad range of commercial and personal insurance lines with licenses in thirty-three states, including Pennsylvania and Maryland, through an office in Westminster, Carroll County, MD.

In addition to historical information, this press release may contain forward-looking statements. Examples of forward-looking statements include, but are not limited to, (a) projections or statements regarding future earnings, expenses, net interest income, other income, earnings or loss per share, asset mix and quality, growth prospects, capital structure, and other financial terms, (b) statements of plans and objectives of management or the Board of Directors, and (c) statements of assumptions, such as economic conditions in the Corporation’s market areas. Such forward-looking statements can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “intends”, “will”, “should”, “anticipates”, or the negative of any of the foregoing or other variations thereon or comparable terminology, or by discussion of strategy. Forward-looking statements are subject to certain risks and uncertainties such as local economic conditions, competitive factors, and regulatory limitations. Actual results may differ materially from those projected in the forward-looking statements. We caution readers not to place undue reliance on these .forward-looking statements. They only reflect management’s analysis, as of this date. The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Corporation files from time to time with the Securities and Exchange Commission, including the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Please also carefully review any Current Reports on Form 8-K filed by the Corporation with the Securities and Exchange Commission.

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ACNB #2008-14 August 4, 2008